Exhibit 12

September 6, 2023

Kayne Anderson NextGen Energy & Infrastructure, Inc.

811 Main Street, 14th Floor

Houston, Texas 77002

Kayne Anderson Energy Infrastructure Fund, Inc.

811 Main Street, 14th Floor

Houston, Texas 77002

Re:	Merger of Kayne Anderson NextGen Energy & Infrastructure, Inc. with and into Kayne Anderson Energy Infrastructure Fund, Inc.

Ladies and Gentlemen:

We have acted as counsel to both Kayne Anderson Energy Infrastructure Fund, Inc., a Maryland corporation (the “Surviving Fund”), and Kayne Anderson NextGen Energy & Infrastructure, Inc., a Maryland corporation (the “Target Fund”), in connection with the merger of the Target Fund with and into the Surviving Fund, in accordance with an Agreement and Plan of Merger (the “Plan”), dated as of March 24, 2023, as amended and restated on April 24, 2023, by and among the Surviving Fund and the Target Fund, and the Form N-14 Registration Statement of the Surviving Fund (Registration No. 333-270879) (the “Registration Statement”), as initially filed with the U.S. Securities and Exchange Commission on April 28, 2023, relating to the merger of the Target Fund with and into the Surviving Fund (the “Merger”), with the Surviving Fund continuing in existence.

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)	the Plan;

(b)	the Registration Statement;

(c)	such other instruments and documents related to the formation, organization and operation of the Target Fund and the Surviving Fund and related to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(d)	certificates of knowledgeable officers of each of the Target Fund and the Surviving Fund related to certain factual matters relevant to the Merger and our opinions.

In connection with rendering this opinion, we have assumed, without any independent investigation or review thereof, the following:

1.	That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the effective time of the Merger) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

2.	That all representations, warranties and statements made or agreed to by the Target Fund and the Surviving Fund, and their respective management, employees, officers, directors and shareholders thereof in the Plan and the Registration Statement (including any exhibits or appendices) are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion that for federal income tax purposes:

The Merger as provided in the Plan will constitute a reorganization within the meaning of Section 368(a)(1) of the Code and that the Surviving Fund and the Target Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

Except for consequences regularly attributable to a termination of the Target Fund’s taxable year, no gain or loss will be recognized to the Target Fund as a result of the Merger or upon the distribution of shares of Surviving Fund Common Stock to holders of shares of Target Fund Common Stock;

No gain or loss will be recognized to the Surviving Fund as a result of the Merger or upon the distribution of shares of Surviving Fund Common Stock to holders of shares of Target Fund Common Stock;

No gain or loss will be recognized to the holders of the Target Fund Common Stock upon the distribution of shares of Surviving Fund Common Stock to holders of shares of Target Fund Common Stock, except to the extent such holders are paid cash in lieu of fractional shares of Surviving Fund Common Stock in the Merger;

The tax basis of the Target Fund assets in the hands of the Surviving Fund will be the same as the tax basis of such assets in the hands of the Target Fund immediately before the consummation of the Merger;

Immediately after the Merger, the aggregate tax basis of the Surviving Fund Common Stock received by each holder of Target Fund Common Stock in the Merger (including that of fractional share interests purchased by the Surviving Fund) will be equal to the aggregate tax basis of the shares of Target Fund Common Stock owned by such shareholder immediately before the Merger, less any tax basis allocable to cash consideration received pursuant to the Merger and increased by the amount of gain, if any, recognized;

A stockholder’s holding period for Surviving Fund Common Stock (including that of fractional share interests purchased by the Surviving Fund) will be determined by including the period for which he or she held shares of Target Fund Common Stock converted pursuant to the Merger, provided that such shares of Target Fund Common Stock were held as capital assets;

The Surviving Fund’s holding period with respect to the Target Fund’s assets transferred will include the period for which such assets were held by the Target Fund;

A stockholder of the Target Fund who exchanges all of its Target Fund Common Stock solely for cash will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis of the Target Fund Common Stock exchanged;

A stockholder of the Target Fund who exchanges all of its Target Fund Common Stock for a combination of Surviving Fund Common Stock and cash will recognize gain (but not loss) in such exchange equal to the lesser of (i) the amount of cash received in the Merger (excluding any cash received in respect of fractional shares) and (ii) the amount of gain realized in the transaction; and

The payment of cash to the holders of Target Fund Common Stock in lieu of fractional shares of Surviving Fund Common Stock will be treated as though such fractional shares were distributed as part of the Merger and then redeemed by the Surviving Fund with the result that the holder of Target Fund Common Stock will generally have a capital gain or loss to the extent the cash distribution differs from such stockholder’s basis allocable to the fractional shares of Surviving Fund Common Stock.

No opinion will be expressed as to the effect of the Merger on (i) the Target Fund or the Surviving Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, (ii) any Target Fund Shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting, (iii) any gain or loss that may be recognized on “section 1256 contracts” as defined in Section 1256(b) of the Code as a result of the closing of the tax year of the Target Fund, or (iv) any other gain or loss that may be required to be recognized as a result of the closing of the tax year of the Target Fund.

Further, no opinion will be expressed as to the effect of the Merger on (i) the taxable year of any shareholder of the Target Fund, (ii) the Target Fund or the Surviving Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code or personal holding company as defined in Section 542 of the Code, or (iii) any shares held as a result of or attributable to compensation for services by any person.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion does not address any additional tax consequence that might result to a shareholder due to its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. This opinion may be relied upon with respect to the consequences specifically discussed herein only by the Surviving Fund and its shareholders, and the Target Fund and its shareholders, and not by any other person or entity.

No opinion is expressed as to any transaction other than the Merger as described in the Plan, or as to any other transaction whatsoever including the Merger if all the transactions described in the Plan are not consummated in accordance with the material terms of the Plan and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon.

This opinion represents our judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or the courts. No rulings have been sought from the Internal Revenue Service or any other governmental agency in connection with the Merger. The conclusions described herein are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated, all of which may be amended, possibly with retroactive effect. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion has been delivered to you pursuant to section 7.5 of the Plan and may not be distributed or otherwise made available to any other person or entity (other than your accountants, auditors and legal, tax and investment advisors) without our prior written consent. This opinion may be disclosed to shareholders of the Target Fund and the Surviving Fund, and they may rely on it in connection with the Merger, it being understood that we are not establishing any attorney-client relationship with any such shareholder.

We hereby consent to the filing of this opinion letter as Exhibit 12 to the Registration Statement, to the use of our name in the Registration Statement and the prospectus that forms a part thereof and to the discussion of this opinion in the Registration Statement and the prospectus that forms a part thereof. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Paul Hastings LLP